EMPLOYMENT AGREEMENT

AGREEMENT made as of April 1, 2006 by and between THE INTERPUBLIC GROUP OF COMPANIES, INC., a Delaware corporation ("Interpublic") and CHRISTOPHER F. CARROLL ("Executive").

In consideration of the mutual promises set forth herein the parties hereto agree as follows:

ARTICLE I

Term of Employment

1.01       Subject to the provisions of Article VII and Article VIII, and upon the terms and subject to the conditions set forth herein, Interpublic will employ Executive beginning April 1, 2006 ("Commencement Date") and continuing thereafter, subject to termination in accordance with the provisions of Article VII hereof. (The period during which Executive is employed hereunder is referred to herein as the "term of employment"). Executive will serve Interpublic during the term of employment.

ARTICLE II

Duties

2.01	During the term of employment, Executive will:

(i)           Serve as Senior Vice President, Controller and Chief Accounting Officer of Interpublic;

(ii)	Use his best efforts to promote the interests of Interpublic and devote his full time and efforts to their business and affairs;

(iii)	Perform such duties as Interpublic may from time to time assign to him;

(iv)	Serve in such other offices of Interpublic as he may be elected or appointed to; and

(v)	Report to the Chief Financial Officer of Interpublic.

ARTICLE III

Regular Compensation

3.01       Interpublic will compensate Executive for the duties performed by him hereunder, by payment of a base salary at the rate of Four Hundred Eighty-Three Thousand Five Hundred Dollars ($483,500) per annum, payable in equal installments, which Interpublic shall pay at semi-monthly intervals, subject to customary withholding for federal, state and local taxes.

3.02       Executive’s compensation will be subject to periodic reviews in accordance with Interpublic’s policies. Interpublic may at any time increase the compensation paid to Executive under this Article III if Interpublic in its sole discretion shall deem it advisable so to do in order to compensate him fairly for services rendered to Interpublic.

ARTICLE IV

Bonuses

4.01       Executive will be eligible during the term of employment to participate in Interpublic’s Annual Management Incentive Plan, or any successor plan, in accordance with the terms and conditions of the Plan established from time to time. Executive shall be eligible for a target award equal to fifty percent (50%) of his base salary. The actual award, if any, may vary from zero percent (0%) to two hundred percent (200%) of target, and shall be determined by Interpublic based on Company performance, Executive's individual performance, and management discretion.

ARTICLE V

Incentives

5.01       Interpublic will make any adjustments which may be necessary (on the terms set forth in Executive’s October 14, 2005 Letter Agreement with McCann-Erickson) to the grant of Interpublic restricted stock received by Executive upon joining McCann.

5.02       Beginning in 2006, and concurrent with grants to the executive team, Executive shall participate in the Company’s long-term incentive programs with a total expected annual award value at target of Three Hundred Fifty Thousand Dollars ($350,000). Such award shall be provided in a manner consistent with those provided to the executive team and may comprise stock options, restricted stock, performance-based restricted stock or another form of incentive at the Compensation Committee’s discretion. Awards will be subject to performance and vesting terms and conditions consistent with those generally required of the executive team.

ARTICLE VI

Other Employment Benefits

6.01       Executive shall be eligible to participate in such other employee benefits as are available from time to time to other key management executives of Interpublic in accordance with the then-current terms and conditions established by Interpublic for eligibility and employee contributions required for participation in such benefits opportunities.

6.02       Employee will be entitled to annual paid time off, in accordance with Interpublic’s policies and procedures, to be taken in such amounts and at such times as shall be mutually convenient for Executive and Interpublic.

6.03       Executive shall be reimbursed for all reasonable out-of-pocket expenses actually incurred by him in the conduct of the business of Interpublic provided that Executive submits all substantiation of such expenses to Interpublic on a timely basis in accordance with standard policies of Interpublic.

6.04       Executive shall be entitled to an automobile allowance of Ten Thousand Dollars ($10,000) per annum, which shall cover all car-related expenses and parking.

6.05       Executive shall be entitled to a club allowance of Five Thousand Dollars ($5,000) per annum.

6.06       Executive shall be eligible to participate in the Executive Medical Plus Plan which includes a financial planning allowance of Two Thousand Five Hundred Dollars ($2,500) per year.

6.07       Executive shall participate in Interpublic’s Capital Accumulation Plan, with an annual contribution of Fifty Thousand Dollars ($50,000).

6.08       Nothing in this Agreement shall restrict the ability of Interpublic to change or terminate any or all of its employee benefit plans and programs from time to time; nor shall anything in this Agreement prevent any such change or termination from affecting Executive.

ARTICLE VII

Termination

7.01       Interpublic may terminate the employment of Executive hereunder at any time and for any reason by giving Executive written notice specifying a termination date. In such event, Executive’s employment hereunder shall terminate on the date specified in such notice and Interpublic shall thereafter pay him in accordance with the following:

(i)           If such termination occurs within the first eighteen (18) months of this Agreement, Interpublic shall pay Executive his annual base salary for a period of eighteen (18) months from the date of termination, plus an amount equal to his target award under Section 4.01 of this Agreement for the year in which termination occurred;

(ii)          If such termination occurs after the first eighteen (18) months of this Agreement, Interpublic shall pay Executive his annual base salary for a period of twelve (12) months from the date of termination, plus an amount equal to his target bonus under Section 4.01 of this Agreement for the year in which termination occurred;

(iii)        During the periods set forth in (i) and (ii) above, Executive shall be entitled to participate in all benefits and allowances accorded to him prior to the date of termination (except where such participation is prohibited by the terms and conditions of any particular Plan, such as the 401(K) Plan) and to continued vesting of all equity awards.

7.02       Executive may at any time give notice in writing to Interpublic specifying a termination date not less than six (6) months after the date on which such notice is given, in which event his employment hereunder shall terminate on the date specified in such notice. Provided however, Interpublic may, at its option, upon receipt of such notice determine an earlier termination date. During the notice period, Executive will continue to be an employee, will assist Interpublic in the transition of his responsibilities and will be entitled to continue to receive base salary and to participate in all benefit plans for which an employee at Executive’s level is eligible, but not to receive any bonus award that might otherwise be paid during that period except as otherwise provided herein. Interpublic may require that Executive not come in to work during the notice period. In no event, however, may Executive perform services for any other employer during the notice period.

7.03       Notwithstanding the provisions of Section 7.01, Interpublic may terminate the employment of Executive hereunder, at any time after the Commencement Date, for Cause. For purposes of this Agreement, "Cause" means the following:

(i)           Any material breach by Executive of any provision of this Agreement (including without limitation Sections 8.01 and 8.02 hereof) upon notice of same by Interpublic which breach, if capable of being cured, has not been cured within fifteen (15) days after such notice (it being understood and agreed that a breach of Section 8.01 or 8.02 hereof, among others, shall be deemed not capable of being cured);

(ii)          Executive's absence from duty for a period of time exceeding fifteen (15) consecutive business days or twenty (20) out of any thirty (30) consecutive business days (other than on account of permitted vacation or as permitted for illness, disability or authorized leave in accordance with Interpublic's policies and procedures) without the consent of the Interpublic Board of Directors;

(iii)        The acceptance by Executive, prior to the effective date of Executive's voluntary resignation from employment with Interpublic, of a position with another employer, without the consent of the Interpublic Board of Directors;

(iv)         Misappropriation by Executive of funds or property of Interpublic or any attempt by Executive to secure any personal profit related to the business of Interpublic (other than as permitted by this Agreement) and not fairly disclosed to and approved by the Interpublic Board of Directors;

(v)          Fraud, dishonesty, disloyalty, gross negligence, or willful misconduct on the part of Executive in the performance of his duties as an employee of Interpublic;

(vi)	A felony conviction of Executive; or

(vii)       Executive's engaging, during the term of employment, in activities which are prohibited by federal, state, or local laws, or Interpublic’s policy, prohibiting discrimination or harassment based on age, sex, race, religion, disability, national origin or any other protected category.

Upon a termination for Cause, Interpublic shall pay Executive his salary through the date of termination of employment, and Executive shall not be entitled to any bonus with respect to the year of termination, or to any other payments hereunder.

ARTICLE VIII

Covenants

8.01       While Executive is employed hereunder by Interpublic he shall not, without the prior written consent of Interpublic, which will not be unreasonably withheld, engage, directly or indirectly, in any other trade, business or employment, or have any interest, direct or indirect, in any other business, firm or corporation; provided, however, that he may continue to own or may hereafter acquire any securities of any class of any publicly-owned company.

8.02       Executive shall treat as confidential and keep secret the affairs of Interpublic and shall not at any time during the term of employment or thereafter, without the prior written consent of Interpublic, divulge, furnish or make known or accessible to, or use for the benefit of, anyone other than Interpublic and its subsidiaries and affiliates any information of a confidential nature relating in any way to the business of Interpublic or its subsidiaries or affiliates or their clients and obtained by him in the course of his employment hereunder.

8.03       All records, papers and documents kept or made by Executive relating to the business of Interpublic or its subsidiaries or affiliates or their clients shall be and remain the property of Interpublic.

8.04       All articles invented by Executive, processes discovered by him, trademarks, designs, advertising copy and art work, display and promotion materials and, in general, everything of value conceived or created by him pertaining to the business of Interpublic or any of its subsidiaries or affiliates during the term of employment, and any and all rights of every nature whatever thereto, shall immediately become the property of Interpublic, and Executive will assign, transfer and deliver all patents, copyrights, royalties, designs and copy, and any and all interests and rights whatever thereto and thereunder to Interpublic.

8.05       During any period in which payments are being made to Executive pursuant to Section 7.01 above (the “Severance Period”) and for a period of one (1) year following either the end of the Severance Period or the termination of Executive's employment hereunder for any reason, whichever is later, Executive shall not: (a) directly or indirectly solicit any employee of Interpublic to leave such employ to enter the employ of Executive or of any person, firm or corporation with which Executive is then associated, or induce or encourage any such employee to leave the employment of Interpublic or to join any other company, or hire any such employee, or otherwise interfere with the relationship between Interpublic and any of its employees or (b) directly or indirectly solicit or handle on Executive's own behalf or on behalf of any other person, firm or corporation, the event marketing, public relations, advertising, sales promotion or market research business of any person or entity which is a client of Interpublic, or to induce any such client to cease to engage the services of Interpublic or to use the services of any entity or person that competes directly with a material business of Interpublic, where the identity of such client, or the client’s need, desire or receptiveness to services offered by Interpublic is known by Executive as a part of his employment with Interpublic. In addition, during the Severance Period, Executive shall not accept any form of employment (including as an advisor, consultant or otherwise) with an employer that is in competition with the business of Interpublic. Executive acknowledges that these provisions are reasonable and necessary to protect Interpublic’s legitimate business interests, and that these provisions do not prevent Executive from earning a living.

8.06	If at the time of enforcement of any provision of this Agreement, a court shall hold that the duration, scope or area restriction of any provision hereof is unreasonable under circumstances now or then existing, the parties hereto agree that the maximum duration, scope or area reasonable under the circumstances shall be substituted by the court for the stated duration, scope or area.

8.07       Executive acknowledges that a remedy at law for any breach or attempted breach of Article VIII of this Agreement will be inadequate, and agrees that Interpublic shall be entitled to specific performance and injunctive and other equitable relief in the case of any such breach or attempted breach.

8.08       Executive represents and warrants that neither the execution and delivery of this Employment Agreement nor the performance of Executive's services hereunder will conflict with, or result in a breach of, any agreement to which Executive is a party or by which he may be bound or affected, in particular the terms of any employment agreement to which Executive may be a party. Executive further represents and warrants that he has full right, power and authority to enter into and carry out the provisions of this Employment Agreement.

ARTICLE IX

Arbitration

9.01       Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, including claims involving alleged legally protected rights, such as claims for age discrimination in violation of the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act, as amended, and all other federal and state law claims for defamation, breach of contract, wrongful termination and any other claim arising because of Executive’s employment, termination of employment or otherwise, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and Section 12.01 hereof, and judgement upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration shall take place in the city where Executive customarily renders services to Interpublic. The prevailing party in any such arbitration shall be entitled to receive attorney’s fees and costs.

ARTICLE X

Assignment

10.01     This Agreement shall be binding upon and enure to the benefit of the successors and assigns of Interpublic. Neither this Agreement nor any rights hereunder shall be assignable by Executive and any such purported assignment by him shall be void.

ARTICLE XI

Agreement Entire

11.01     This Agreement constitutes the entire understanding between Interpublic and Executive concerning his employment by Interpublic or any of its parents, affiliates or subsidiaries and supersedes any and all previous agreements between Executive and Interpublic or any of its parents, affiliates or subsidiaries concerning such employment, and/or any compensation or bonuses. Each party hereto shall pay its own costs and expenses (including legal fees) incurred in connection with the preparation, negotiation and execution of this Agreement. This Agreement may not be changed orally.

ARTICLE XII

American Jobs Creation Act

12.01     This Agreement shall be construed, administered and interpreted in accordance with a good-faith interpretation of section 409A of the Internal Revenue Code and Section 885 of the American Jobs Creation Act of 2004. If Interpublic or Executive determines that any provision of this Agreement is or might be inconsistent with such provisions (including any administrative guidance issued thereunder), the parties shall agree to such amendments to this Agreement as may be necessary or appropriate to comply with such provisions.

ARTICLE XIII

Applicable Law

13.01     The Agreement shall be governed by and construed in accordance with the laws of the State of New York.

THE INTERPUBLIC GROUP OF COMPANIES, INC.

By: /s/ Timothy Sompolski

Timothy Sompolski
Executive Vice President,
Chief Human Resource Officer

    /s/ Christopher F. Carrol

Christopher F. Carroll